EXHIBIT 10. (l)
             STIFEL FINANCIAL CORP. AND SUBSIDIARIES
           Employment Letter with Ronald J. Kruszewski

                     Stifel Financial Corp.
                       500 North Broadway
                   St. Louis, Missouri  63102


                       September 25, 1997


Mr. Ronald J. Kruszewski
10800 Haddonstone Place
Mequon, Wisconsin 53092

Dear Ron:

     I am pleased to confirm that you have been elected President and Chief Executive Officer of Stifel Financial Corp. ("Company") and President and Chief Executive Officer of the Company's principal subsidiary. Your employment hereunder will be in accordance with the following provisions.

     1. Term. The term of your employment will commence effective as of September 25, 1997, and will continue until terminated by either party upon thirty (30) days' advance notice to the other, or such shorter period as may be mutually agreed upon.

     2. Duties. You will perform the duties normally associated with the office of President and Chief Executive Officer and such other appropriate duties as may be assigned by the Board of Directors of the Company.

     3. Salary. You will be paid an annual salary of not less than two hundred thousand dollars ($200,000) during the term of your employment, such salary to be reviewed annually in connection with the salaries of other senior executives of the Company.

     4. Bonus. You will be eligible to participate in the Company's senior executive bonus plan with performance goals being determined by the Compensation Committee on the basis of performance criteria disclosed to, and submitted for the approval of shareholders.

     5. Restricted Stock. Pursuant to the Stifel Financial Corp. 1997 Incentive Stock Plan (the "Incentive Stock Plan"), you have been awarded one hundred seventy-five thousand (175,000) shares of Restricted Stock in accordance with the terms of the Restricted Stock Agreement attached hereto.

     6.   Stock Options.

          a.   Under  the Incentive Stock Plan. Pursuant  to  the
               Incentive  Stock  Plan,  you  have  been   granted
               incentive stock options to purchase fifty
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Mr. Ronald J. Kruszewski
September 25, 1997
Page 2


               thousand (50,000) shares of stock in accordance with the terms of the Incentive Stock Option
               Agreement attached hereto.

          b. Outside of the Incentive Stock Plan. You have been granted nonqualified stock options to purchase seventy five thousand (75,000) shares of stock in accordance with the Nonqualified Stock Option Agreement attached hereto.

     7. Loan. The Company will loan you one million four hundred seventy-nine thousand six hundred eighty-seven dollars and fifty cents ($1,479,687.50) in accordance with the Promissory Note attached hereto.

     8. Life Insurance. During the term of your employment the Company will reimburse you for the premiums you pay on the two million dollar ($2,000,000) term life insurance policy you have with the Northwestern Mutual Life Company and on the additional one million dollar ($1,000,000) life insurance policy you plan to purchase from Northwestern Mutual Life.

     9. Reimbursement of Moving Expenses. The Company will supplement its regular relocation guidelines by reimbursing you for (a) reasonable expenses incurred by you in moving your family and household effects to the St. Louis area, (b) the full brokerage commission you will incur in the sale of your current home, and (c) travel and temporary housing costs you incur during a reasonable transition period until your relocation is completed.

     10.  Country Club. The Company will pay the initiation  fees
          for   your   membership  in  a  country  club  mutually
          agreeable to the Company and you.

     11. Continued Employment Not Guaranteed. None of the benefits provided herein will be construed as a guarantee of your continued employment nor shall they limit the ability of the Board of Directors of the Company to terminate the employment relationship at any time, with or without cause. None of the benefits provided herein shall be construed as a guarantee on your part that you will continue to perform services for the Company nor shall they limit you ability to resign at the time.

     12. Governing Law. The terms of your employment will be governed in accordance with the laws of the State of Missouri.

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Mr. Ronald J. Kruszewski
September 25, 1997
Page 2


      If the foregoing provisions are acceptable to you please sign and return to me one copy of this letter. We look forward to a long and mutually beneficial relationship.



                                 Sincerely,

                                 /s/ George H. Walker III
                                 George H. Walker III
                                 Chairman



Agreed to and accepted.

/s/ Ronald J. Kruszewski

Ronald J. Kruszewski